UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 9, 2012

COPSYNC, INC.
(Exact name of registrant specified in charter)

Delaware	000-53705	98-0513637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2010 FM 2673 Canyon Lake, Texas 78133
(Address of principal executive offices) (Zip Code)

972-865-6192
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (“Board”) of COPsync, Inc., a Delaware corporation (the “Registrant”), appointed Mr. Robert Harris to the Registrant's Board of Directors, effective November 9, 2012.  With the appointment of Mr. Harris, the Registrant’s Board consists of six directors.

Mr. Harris is currently the chief executive officer of Mainland Bank, located in the Houston, Texas area.  He is also a principal at the investment fund of 824 Highway 3 Investments, L.P., which invested $750,000 in the Registrant in exchange for 7,500,000 shares of the Registrant’s common stock and four year warrants to acquire 1,500,000 shares of the Registrant’s common stock. The exercise price for 1,000,000 of the warrant shares is $.20 per share, and the exercise price for the remaining 500,000 warrant shares is $.10 per share.

As an outside director of the Registrant, Mr. Harris will be eligible to participate in a program the Board has established to provide stock options to the outside directors. The program provides that outside directors are automatically granted options to acquire 50,000 shares of the Registrant’s common stock on the date of initial election or appointment to the Board.  The outside directors are also automatically granted options to acquire 25,000 shares on the first business day of January of each ensuing year, assuming the Board member has served on the Board at least six months as of the January date.  The exercise price of the stock options shall be the greater of $.10 per share or the closing price of the Registrant’s common stock on the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPSYNC, Inc.

Dated: November 15, 2012	By:	/s/ Barry W. Wilson
	Name:	Barry W. Wilson
	Title:	Chief Financial Officer